Exhibit 99.1

Press Release
www.shire.com

Total Voting Rights

June 3, 2013 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”), in accordance with DTR 5.6.1 of the FSA’s Disclosure and Transparency Rules, notifies the market of the following:

At close of business on May 31, 2013, the Company’s issued ordinary share capital comprised 554,028,880 ordinary shares of 5 pence each with voting rights and a further 8,809,164 ordinary shares held in treasury.

Therefore the total number of voting rights in the Company is 554,028,880.  This is the figure which should be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Financial Services Authority's Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal, Internal Medicine and Regenerative Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX